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                                                                    EXHIBIT 11.4

                           EDUCATIONAL MEDICAL, INC.

          COMPUTATION OF HISTORICAL SUPPLEMENTAL NET INCOME PER SHARE


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                                                                                      THREE MONTHS
                                                                      YEAR ENDED         ENDED
                                                                    MARCH 31, 1996   JUNE 30, 1996
                                                                    --------------   --------------
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Primary and fully diluted:
  Weighted average common stock and common stock equivalents
     outstanding during the period(2).............................     4,746,477        4,746,477
  Effect of common stock equivalents issued subsequent to August
     7, 1995 computed in accordance with the treasury stock method
     as required by the SEC(1)....................................        79,834          126,538
                                                                      ----------       ----------
          Total...................................................     4,826,311        4,873,015
                                                                      ==========       ==========
Net income........................................................    $   79,424       $   65,511
Plus: Reduction in interest expense from repayment of long-term
  notes payable, net of income taxes(2)...........................       473,593          124,630
                                                                      ----------       ----------
Supplemental net income...........................................    $  553,017       $  190,141
                                                                      ==========       ==========
Historical supplemental net income per share of common stock(2)...    $      .11       $      .04
                                                                      ==========       ==========
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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No.
    83, common stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's
    Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.

(2) Historical supplemental net income per share reflects the number of shares of common stock issued upon consummation of the initial public offering used to repay $4.8 million in current and long-term debt as if such issuance had occurred at the beginning of the period (or date of issuance of notes payable, if later) and the related reduction in interest expense.